JOINT OPERATING AGREEMENT
                            Sulphur/Salt Lease OCS-G 9372
                                 Main Pass Block 299
                                     MAY 1, 1988
                          Freeport-McMoRan Resource Partners
                                 IMC Fertilizer, Inc.
                               Felmont Oil Corporation
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                                                                      OCS-G-9372

                              JOINT OPERATING AGREEMENT

    THIS JOINT OPERATING AGREEMENT is made and entered into this 1st day of May, 1988, to be effective as of the Effective Date between FREEPORT-MCMORAN RESOURCE PARTNERS, LIMITED PARTNERSHIP, a Delaware limited partnership ("Freeport") , IMC FERTILIZER, INC. , a Delaware corporation ("IMC"), and FELMONT OIL CORPORATION, a Delaware corporation ("Felmont").

                                       RECITALS

    WHEREAS, the Parties are the joint owners of the sulphur and salt lease covering the Property; and

    WHEREAS, the Parties desire to enter into an Agreement pursuant to which they will explore for, develop, mine and produce sulphur within the Property.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Parties agree as follows:

                                          I.     DEFINITIONS

    Whenever used in this Agreement, the terms set forth below shall have the meanings assigned to them in this Article I. Such meanings shall apply equally to the singular and plural forms of these terms. Unless otherwise expressly specified therein, the terms defined in this Article I shall have the same meanings when used in any attachments to this Agreement.

    1.01 "Accounting Procedures" shall mean the accounting procedures contained in Attachment 3 to this Agreement.

    1.02 "Affiliate" shall mean when used in relation to the Parties, any corporation, partnership, joint venture or other entity other than a Party hereto, that shall be directly or indirectly under joint control of, controlled by or controls that Party.

    1.03 "Agreement" shall mean this Joint Operating Agreement and all attachments to it, which attachments are incorporated into this Agreement by this reference. To the extent that the terms and provisions of this Agreement are in conflict with the terms and provisions of any such attachment, this Agreement shall control.

    1.04 "Approval Date" shall mean the date on which the Policy Committee approves a Work Plan and Budget or other item or activity that requires Policy Committee approval.

    1.05 "Average Price" shall have the meaning prescribed for such term in
Section 18.02 hereof.

    1.06 "Budget" shall mean a detailed projection of costs and expenses required for any Joint Operations during a Budget Year.

    1.07 "Budget Year" shall mean January 1 to December 31, or such period as is mutually agreed upon.

    1.08 "Data" shall mean data and information concerning sulphur and sulphur exploration, development and production arising out of the conduct of Joint Operations hereunder, including but not limited to the following: logs and drill hole records; maps showing the location of drilled holes; land surveys (including maps and listings of coordinates); all analytical and interpretive data and information (including, without limitation, all chemical or other assays); all

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geophysical records; all ore reserve and Feasibility Studies; all documents filed with governmental entities having jurisdiction; and all other similar records whatever their form and nature.

    1.09 "Development Operations" shall mean all activity or work involved in providing a Mine for the production of sulphur from the Property. Development Operations cease upon commencement of Steaming Operations.

    1.10 "Development Program" shall mean all approved Work Plans and Budgets for Development Operations on the Property.

    1.11 "Effective Date" shall mean May 1, 1988.

    1.12 "Exploration Operations" shall mean the search for sulphur within the Property by usual offshore methods and, after the discovery and location of sulphur, the investigation of the sulphur by drilling, sampling and testing to determine the extent, mode of occurrence and recoverable grade of sulphur, as well as all activity or work involved in delineating and testing an ore body or deposit of sulphur, together with all work required for the preparation of Feasibility Studies. Such work includes but is not limited to related infrastructure activities such as surveying, mapping, drilling, soil testing, engineering design, cost analysis, preparation of environmental impact statements or studies and pilot testing programs. Exploration Operations cease and Development Operations commence upon approval by the Policy Committee of the first Work Plan and Budget of the Development Program.

    1.13 "Exploration Program" shall mean all approved Work Plans and Budgets for Exploration operations.

    1.14 "Feasibility Study" shall mean a report showing the feasibility of placing a prospective ore body or deposit of sulphur within the Property into production and shall include, without limiting the generality of the foregoing,
(a) reasonable assessments of the size and quality of the minable reserves of sulphur; (b) reasonable assessments of the amenability of the sulphur to metallurgical treatment; (c) reasonable descriptions of the work, equipment, supplies, transportation, storage and permitting required to bring the prospective ore body or deposit of sulphur into production and the estimated costs thereof; (d) a mining plan; (e) conclusions and recommendations regarding the economic and commercial feasibility and timing for bringing the prospective ore body or deposit of sulphur into production, taking into account items (a) through (d) above; and (f) such other information as may be required to allow banking or other financial institutions familiar with the mining business to make a decision to loan funds sufficient to construct the Mine with security based solely on the reserves and mine described in the Feasibility Study.

    1.15 "Joint Account" shall mean the accounts maintained by Operator showing the charges and credits accruing because of Joint operations.

    1.16 "Joint Assets" shall mean and include the Property, the sulphur and salt lease covering the Property, a Mine and all tangible and intangible assets (including but not limited to personal property) obtained by acquisition, lease, license or any other manner in connection with and in furtherance of Joint operations, including the proceeds, profits, benefits and all Data, Reports, and other data or information that results from Joint Operations, but excluding New Technology.

    1.17 "Joint Expenses" shall mean all costs, expenses and liabilities accruing or resulting from Joint Operations.

    1.18 "Joint Operations" shall mean and include Exploration, Development, and Production Operations undertaken and conducted pursuant to approved Work Plans and Budgets or otherwise in accordance with the terms of this Agreement; preparation of Feasibility Studies; and/or all other activities of similar import in the performance and furtherance of this Agreement.

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    1.19 "Mine" shall mean, (a) a plant for the production of sulphur by the
Frasch process and all wells (including sulphur, bleedwater and salt wells) facilities, fixtures, buildings, improvements and equipment required for such production; (b) all facilities, fixtures, buildings, improvements and equipment at such plant required for storage and handling of sulphur produced at such plant and for loading such sulphur into transportation equipment; (c) all associated gas, water, and sulphur pipelines; and (d) all associated shore facilities and transportation facilities.

    1.20 "New Technology" shall mean technology, know-how, trade secrets, proprietary information, ideas, inventions, computer programs, methods, designs, processes, procedures and formulas, whether or not patented or able to be patented, or registered or able to be registered with any governmental authority, developed or acquired pursuant to this Agreement and paid for by the Joint Account after the Effective Date, and prior to the date upon which this Agreement should terminate or the relationship among the Parties has otherwise ceased to exist, and related to the Joint Operations.

    1.21 "Non-Operator" shall mean any Party that is not currently an Operator on the Property, or all Parties if an independent operator is designated.

    1.22 "Non-Party" shall have the meaning prescribed for such term in Section
4.05 hereof.

    1.23 "Operating Provisions" shall mean the Operating Provisions attached to this Agreement as Attachment 4, pursuant to which Operator shall conduct Joint Operations within the Property.

    1.24 "Operator" shall mean Freeport, except that if Freeport shall have resigned or shall have been removed as Operator in accordance with the provisions of this Agreement, such term shall mean any Party or independent contractor designated as, and serving in the capacity of, Operator pursuant to
Article VI of this Agreement.

    1.25 "Partial Relinquished Interest" shall have the meaning prescribed for such term in Section 9.01 hereof.

    1.26 "Participating Interest" shall mean a Party's undivided interest in the Joint Assets as the same may appear from time to time.

    1.27 "Participating Interest Owner" shall mean a Party having or owning a Participating Interest.

    1.28 "Parties" shall mean Freeport, IMC and Felmont.

    1.29 "Policy Committee" shall mean the Policy Committee established pursuant to Article V of this Agreement.

    1.30 "Production Operations" shall mean the work or activity of mining sulphur by the Frasch process (in quantities larger than those required for purposes of sampling, analysis, or evaluation) ; all activities necessary to operate and maintain the Mine; all additions to, replacements of, and removal of such Mine; and all reclamation and restoration performed upon or for the benefit of the Property as a result of Joint Operations conducted pursuant to this Agreement.

    1.31 "Production Program" shall mean all approved Work Plans and Budgets for Production Operations on the Property.

    1.32 "Property" shall mean and include, so long as they are subject to this Agreement, the real property more particularly described in Attachment 2 to this Agreement, together with all sulphur in, under and upon that property, all easements, salt and salt rights associated with or attributable to that property, and all appurtenances and improvements on that property.

    1.33 "Receipt Date" shall have the meaning prescribed for such term in
Section 17-03 hereof.

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    1.34 "Relinquished Interest" shall have the meaning prescribed for such term in Section 9.01 hereof.

    1.35 "Steaming Operations" shall mean the injection of hot water or other heat carrying substance into the cap rock formation in an attempt in good faith to produce sulphur therefrom in commercial quantities.

    1.36 "Tampa Posting" shall have the meaning prescribed for such term in
Section 18-02 hereof.

    1.37 "Work Plan" shall mean a detailed program for Joint operations to be conducted during a Budget Year, adopted pursuant to Article VII of this Agreement.

                                    II.  PURPOSES

    The Parties have entered into this Agreement for the purposes of developing and profitably producing sulphur from the Property and maximizing the value from the sulphur reserves.

                                      III.  TERM

    This Agreement shall continue in full force and effect for as long as two or more of the Parties jointly own any interest in the Property, unless sooner terminated pursuant to Article XX below.

              IV.  CONTRIBUTIONS, INTERESTS AND RELATIONSHIP OF PARTIES

    4.01 INITIAL PROPERTY AND DATA. The Parties subject to this Agreement shall share the rights and interests owned by them jointly in the Property and in the Data.

    4.02 PARTICIPATING INTERESTS. Upon the Effective Date of this Agreement, the Participating Interests of the Parties shall be as follows:

                   Freeport       58.33 percent
                   IMC            25.00 percent
                   Felmont        16.67 percent

    4.03 RELATIONSHIP OF THE PARTIES. It is not the purpose or intention of this Agreement to create a partnership, tax partnership, mining partnership, commercial partnership, or any other partnership relation between the Parties. Each Party shall be responsible only for its obligations and liabilities as set forth in this Agreement. Nothing contained in this Agreement shall be deemed to constitute any Party the partner of any other Party, or except as otherwise expressly provided, to constitute any Party the agent or legal representative of any other Party, or to create any fiduciary relationship among them. No Party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Party except as expressly provided in this Agreement. Each of the Parties agrees to indemnify and hold harmless each of the other Parties, its directors, officers, and employees from and against any and all losses, claims, damages, and liabilities arising out of any act or any assumption of any obligation or liability by the first mentioned Party, or any of its directors, officers, agents, or employees, done or undertaken, or apparently done or undertaken, on behalf of such other Party, except pursuant to the authority expressly granted herein or otherwise agreed to by the Parties.

    4.04 DISTRIBUTION OF COSTS AND REVENUES. All costs, expenses and liabilities accruing or resulting from Joint operations pursuant to this Agreement shall be Joint Expenses and shall be shared and borne by, and all dispositions arising out of Joint Operations or pursuant to this Agreement, shall be made to the Parties in the proportions of their current Participating Interests in the Joint Assets.

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    4.05 OWNERSHIP.  Except as otherwise provided in this Agreement, the
Parties shall own any and all sulphur produced from the Property in proportion to their respective Participating Interests (as such Participating Interests may be adjusted from tine to time under the provisions hereof) subject to the payment of royalties payable to the lessor of the sulphur and salt mining rights within the Property. Subject to the further provisions of this Section 4.05 regarding New Technology, the Parties also shall jointly own any and all Joint Assets held or acquired pursuant to this Agreement in the same proportion as their respective Participating Interests in the Property. Should any Party, subsequent to the date of this Agreement, burden any of the Property with any minimum or overriding royalties or other payments out of production, the same shall be borne and paid entirely by the Party creating such burden out of that Party's proportionate part of production from the Property.

    All New Technology shall be owned by the Operator, who shall be free to deal with and use such New Technology in connection with any commercial or other operations outside the Joint Operations and to license or otherwise grant licenses in respect to such New Technology to parties other than Parties to this Agreement ("NonParties") on such terms and conditions as it may deem fit; provided, however, that any proceeds derived by the Operator from any such licenses to Non-Parties shall be divided among the Parties in proportion to their Participating Interests; and further provided that the Operator hereby grants each of the Parties a worldwide, nonexclusive, royalty-free license and right to use the New Technology at any project or venture in which any such Party, either directly or indirectly through an affiliate or affiliates of said Party, has an equity of at least sixteen and two-thirds percent (16 2/3%) for as long as such project or venture remains in commercial operation and such Party continues to hold said equity of at least said sixteen and two-thirds percent.

    Each Party shall treat as confidential all information and data pertaining to the New Technology, and shall refrain from disclosing any such information and data to any Non-Party, except to the extent required for compliance with applicable laws and rules, regulations and orders of a governmental authority, or as may be required by any such commercial project or venture in which any such Party has said equity of at least sixteen and two-thirds percent. Any Party entering into any such commercial project or venture shall secure from any Non-Party involved in said commercial project or venture adequate confidentiality agreements to protect the confidentiality of New Technology data and information to the same extent as that to which such Party is obligated hereunder.

                                 V.  POLICY COMMITTEE

    5.01 COMPOSITION. The Parties establish a Policy Committee to be composed of one representative designated by each Party.

    A representative designated pursuant to this Section 5.01 shall serve until replaced by the Party that designated such representative. Each Party also may designate one or more alternates for any representative designated by it. An alternate shall exercise voting rights only in the event of a representative's absence. Each representative may bring to Policy Committee meetings such advisors as the representative deems necessary or desirable; however, such advisors shall have no right to vote on matters before the Policy Committee.

    Each Party promptly shall advise the other Parties in writing as to the names and addresses of its representative and alternate representative who shall have the authority to represent and bind the advising Party with respect to any matter to be acted upon by the Policy Committee. A Party's representative or alternate representative may be changed from time to time upon written notice to the other Parties.

    5.02 MEETINGS. The Operator will provide to the Non-operators a proposed Work Plan and Budget not later than September 15 of each year. The Non-operators shall respond by October 15 of each year with the regular meeting to be held between October 15 and November 1 of each year; provided, however, that the first regular meeting shall be held not later than ninety (90) days after the Effective Date and shall be for the purpose of review and approval of the Work Plan and Budget for the period commencing on the Effective Date and ending on December 31, 1988. Special meetings shall be called by the Operator as and when the Operator should deem necessary. Any of the Parties to this

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Agreement shall have the right to call a special meeting provided that no such special meeting shall be called sooner than three months after the last such special meeting. During the fifth month of each Budget Year the Operator shall call an advisory meeting for the sole purpose of informing the Policy Committee of the progress of Joint Operations for the current Budget Year to date. The Parties and Operator shall attend all regular, special and advisory meetings of the Policy Committee. All meetings shall be held at operator's offices, unless all Parties agree to another location. Written notice of the time and place of each regular, special and advisory meeting, shall be submitted by the Operator to the Parties, not less than 15 days before any such meeting, unless such requirement of notice is waived in writing by the Parties. The holding of any advisory meeting may be waived provided all Parties consent to such waiver.

    Operator shall act as chairman at all Policy Committee meetings. Each Party shall bear its own cost of attendance. If Operator deems it necessary for any personnel who are assigned duties in connection with the conduct of Joint Operations to attend any meeting, the cost incurred therefor shall be charged to the Joint Account.

    5.03 POLICY COMMITTEE POWERS. The Policy Committee shall approve all Work Plans and Budgets and supplements thereto and revisions thereof, settlement of claims and suits in accordance with the provisions of Section 13.02, and shall have the right and authority to wind up the activities of the Joint Operations following termination of this Agreement as provided in Section 20.02. Any contract proposed to be entered into by operator pursuant to an approved Work Plan and Budget for a capital expenditure in excess of $1,000,000 shall be on a competitive bid basis; provided, however, that in no event shall any contract be entered into for a capital expenditure in excess of $5,000,000 without Policy Committee approval of the amount of such expenditure.

    5.04 POLICY COMMITTEE ACTION. Only those Parties owning a Participating Interest of ten percent (10%) or more may vote on matters before the Policy Committee. Policy Committee approval of any matter requiring Policy Committee approval hereunder, shall require the vote of Operator and the vote of at least one other Party entitled to vote; provided, however, that if only one Party other than Operator should be entitled to vote then Policy Committee approval of any such matter shall require only the vote of Operator.

    With respect to any matter submitted by Operator for Policy Committee approval (other than approval of a Feasibility Study), should Operator be unable to obtain the vote of at least one other Party entitled to vote, then in such event all Parties entitled to vote shall continue good faith negotiations to resolve outstanding differences. In the event the Policy Committee is unable to secure approval of a proposed Work Plan and Budget within 60 days, the Operator shall submit an alternate proposed Work Plan and Budget. In any event, the Operator shall incur for the Joint Account such expenditures as it reasonably determines to be necessary for the continued maintenance of the lease covering the Property and shall be permitted to operate the Mine at a level which preserves the value of the Joint Assets. No formal Policy Committee approval shall be necessary for such expenditures or for such operations.

    In lieu of deciding any matter at any meeting, the Policy Committee (a) may act by instrument(s) in writing signed by the representative of each Participating Interest Owner, which instrument(s) (in one or more counterparts) shall be conclusively deemed to be the act of the Policy Committee, or (b) by telephone communication provided that such action is unanimous and is confirmed in writing by each Party or each Party's representative.

                                    VI.  OPERATOR

    6.01 FREEPORT AS OPERATOR.  Freeport is designated as Operator for all
Joint Operations on the Property. Subject to approved Work Plans and Budgets and Budget Supplements and to the terms and conditions of this Agreement and of the Operating Provisions, the operator, shall manage, conduct and have full control of all such Joint operations until removed or replaced as provided in the Operating Provisions.

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                  VII.  WORK PLANS AND BUDGETS; FEASIBILITY STUDIES

    7.01 WORK PLANS AND BUDGETS; EXPLORATION BUDGET LIMITATION; BUDGET
OVERRUNS. Operator shall have the sole right to propose work Plans and Budgets and Budget Supplements. The Work Plan and Budget for the period commencing on the Effective Date and ending on December 31, 1988, shall be prepared by the Operator and submitted to the Policy Committee not later than 30 days prior to the first regular meeting. Operator shall prepare and submit to the Policy Committee a Work Plan and Budget for each Budget Year, not less than thirty (30) days prior to the regular meeting called to review and approve such Work Plan and Budget, all as more particularly provided in the Operating Provisions. No Exploration Work Plan and Budget submitted by Operator for a Budget Year shall provide for costs and expenses for such Budget Year to exceed a total of $1,500,000. Operator shall not be deemed to have exceeded any approved Work Plan and budget provided the total of actual costs and expenses incurred by the implementation of such Work Plan and Budget does not exceed by more than twenty-five percent the total costs and expenses authorized for such Work Plan and Budget; provided, however, if such actual costs and expenses will exceed such percentage of authorized costs and expenses, Operator shall be required to submit a revised Work Plan and Budget in respect of such excess costs and expenses for Policy Committee approval. Operator shall have absolute discretion in deciding which costs and expenses shall or shall not be incurred for purposes of keeping costs and expenses of an approved Work Plan and Budget within the limits authorized therefor. The Policy Committee shall consider all Work Plans and Budgets submitted by Operator pursuant to the Operating Provisions and, except as otherwise provided in Section 5.04 above, shall take action thereon in accordance with Section 7.03 below.

    7.02 SUPPLEMENTAL AND REVISED WORK PLANS AND BUDGETS. From time to time, Operator, pursuant to the Operating Provisions or pursuant to Section 7.01 above, may propose supplemental or revised Work Plans and Budgets to the Policy Committee which shall consider and take action thereon in accordance with
Section 7.03 below. Any such supplement or revision shall be prepared as provided in the operating Provisions and shall be submitted to the Policy Committee as far in advance of implementing the supplemental or revised Work Plan and Budget as is reasonably possible.

    7.03 REVIEW AND APPROVAL OF PROPOSED WORK PLANS AND BUDGETS. The Policy Committee shall consult in a good faith effort either to approve or adopt each proposed Work Plan and Budget (or revision thereof or supplement thereto) as submitted, or to formulate an alternative Work Plan and Budget acceptable to the Parties. Actions on all Work Plans and Budgets shall be taken as provided for in
Section 5.04. Once approved as provided in Section 5.04 and, subject to the rights of the Parties to elect not to participate or to limit their participation pursuant to Article VIII, the annual Work Plan and Budget, any approved supplement thereto or any approved revision thereof, shall be binding on the Parties and shall be carried out by Operator.

    7.04 FEASIBILITY STUDIES AND FIRST DEVELOPMENT OPERATIONS WORK PLAN AND
         BUDGET

    A. PROPOSAL TO CONDUCT FEASIBILITY STUDY AND APPROVAL OF WORK PLAN AND BUDGET FOR FEASIBILITY STUDY. At such times as the operator is of the good faith and reasonable opinion that an economically viable mining operation may be possible on the Property, the Operator will propose that a Feasibility Study be conducted on the Property. Such proposal shall be made in writing to the Policy Committee, shall reference the Data upon which the operator has based its opinion and shall include a Work Plan and Budget for the proposed Feasibility Study. The Operator shall at the same time call a special meeting of the Policy Committee pursuant to Section 5.02 above. The Work Plan and Budget for such Feasibility Study shall be deemed to be a revised or supplemental Work Plan and Budget for Exploration Operations pursuant to the Operating Provisions for the Budget Year during which the Feasibility Study is proposed to be commenced. The Policy Committee shall have 30 days in which to approve or disapprove of the Work Plan and Budget proposed for the Feasibility Study. Upon approval by the Policy Committee of the Work Plan and Budget for the Feasibility Study in accordance with Section 7.03 and this Section 7.04A, Operator shall prepare or cause to be prepared a Feasibility Study in accordance with the approved Work Plan and Budget therefor.

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    B.   APPROVAL OF FEASIBILITY STUDY AND COMMENCEMENT OF DEVELOPMENT
OPERATIONS. Upon completion of the Feasibility Study, operator shall submit the Feasibility Study to the Policy Committee which, notwithstanding anything to the contrary expressed or implied in Section 5.04 or Section 7.03 above, shall have 90 days in which to approve or disapprove of the Feasibility Study. If the Feasibility Study is approved, the Operator shall prepare and submit in accordance with the Operating Provisions, the first Development Operations Work Plan and Budget to commence no later than the beginning of the next ensuing Budget Year. Once approved by the Policy Committee as provided in Section 7.03 and this Section 7.04B and subject to the rights of the Parties to elect not to participate or to limit their participation pursuant to Section 8.01, the first Development Operations Work Plan and Budget shall be binding on the Parties and shall be carried out by Operator.

                VIII.  CONDUCT OF OPERATIONS BY LESS THAN ALL PARTIES

    8.01 EXPLORATION PROGRAM. During the Exploration Program, Party may elect to terminate participation in the Joint Operations by giving written notice to Operator of its termination at any regular or special meeting of the Policy Committee. If a Party makes such election, such Party shall relinquish and assign all of its interest in and to the Joint Assets and the Agreement to the then remaining Participating Interest Owners in accordance with Section 9.01 and without any recompense whatsoever from such remaining owners for such relinquishment and assignment.

    8.02 DEVELOPMENT OPERATIONS; FREEPORT'S DEFERRAL RIGHT. Each Participating Interest Owner shall have a period of 30 days after the Approval Date of the Feasibility Study to elect by notice to Operator prior to the end of such period
(a) to participate in the Development and Production Programs at such owner's then Participating Interest, or (b) to participate in the Development and Production Programs at a Participating Interest lower than such owner's then Participating Interest (provided such lower Participating Interest is not less than ten percent), or (c) to not participate in the Development and Production Programs. Should a Participating Interest Owner elect (b), such owner's Participating Interest shall be adjusted downward in accordance with Section
9.02. Should a Participating Interest Owner elect (c), such owner shall sell all of its interest in and to the Joint Assets and this Agreement to the then remaining Participating Interest Owners in accordance with Section 9.03.

    If the Operator votes to disapprove a Feasibility Study but all other Participating Interest Owners entitled to vote should vote to approve such Feasibility Study, the Operator shall have the right, exercisable within 10 days after Operator's vote of disapproval, to declare a Development Moratorium. As used in this Agreement, the term "Development Moratorium" shall mean a period of up to 3 years after the date of such declaration during which the operator may defer commencement of Development Operations on the Property, subject to Operator reviewing its position on deferral with the Policy Committee at each annual regular meeting of such committee held during such period, subject to maintenance of the Joint Assets during such period, and subject to the condition that in no event shall the Development Moratorium endure beyond the commencement of the eighth year of the sulphur lease covering the Property. At any time during the Development Moratorium, Operator shall have the right to submit to the Policy Committee a first Work Plan and Budget for Development Operations, and, upon submission of such Work Plan and Budget, the operator shall be deemed to have approved the Feasibility Study and the Development Moratorium shall be deemed to have terminated as of such time. Such Work Plan and Budget shall then be submitted to the Policy Committee for approval. For purposes of this Section 8.02, the word "Year" shall mean a period of 365 consecutive days.

    Within the aforementioned 10-day period during which Operator may declare a Development Moratorium, Operator may, in lieu of making such declaration, elect, by notice to each of the Parties prior to the end of such period, any of the following courses of action or any compatible combination thereof:

    (i)  resignation as Operator;

    (ii) participation in the Development and Production Programs at Operator's then Participating Interest;

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    (iii)     participation in the Development and Production Programs at a
              Participating Interest lower than the operator's then Participating Interest (provided such lower Participating Interest is not less than ten percent) in accordance with and subject to the provisions of Section 9.02;

    (iv) no participation in the Development Program and mandatory sale of all of its interest in and to the Joint Assets and this Agreement to the then remaining Participating Interest Owners in accordance with Section 9.03.

    (The courses of action outlined in items (i) - (iv) above, are hereinafter collectively referred to as "Operator Development Options").

    Operator shall also have the right to elect any or all of the Operator Development Options by notice to each of the Parties at any time during the Development Moratorium or at such time as the Development Moratorium shall have terminated without Operator having submitted to the Policy Committee a first Work Plan and Budget for Development Operations.

                        IX.  CHANGE IN PARTICIPATING INTERESTS

    9.01 READJUSTMENT OF INTERESTS WITH RESPECT TO THE EXPLORATION PROGRAM.
Any Participating Interest Owner electing during the Exploration Program pursuant to Section 8.01 to cease further participation in the Joint Operations, shall, upon the date such election becomes effective, relinquish and assign all of its interest in and to the Joint Assets and this Agreement free and clear of all liens and encumbrances to the then remaining Participating Interest Owners in proportion to the ratio of their then Participating Interests as of the time immediately prior to such relinquishment and assignment. For example, assume that immediately prior to the relinquishment and assignment the Participating Interest of Operator is 50% and the Participating Interests of Participating Interest Owners A, B, and C is 16-2/3% each. Assume further that during the Exploration Program owner C elects to cease further participation in the Joint Operations. In such case the portion of the 16-2/3% share owned by owner C (hereinafter referred to as the "Relinquished Interest") to be allocated to each of Operator, Owner A and Owner B would be calculated as follows:

EXAMPLE A:
         Participating
         Interest
         Immediately         Proportional Share       Adjusted
         Prior to            of Relinquished          Participating
Party    Relinquishment      Interest                 Interest
- -----    --------------      ------------------       -------------

Operator 50.00%    +         .6000  X  16.67%         =    60.00%
Owner A  16.66%    +         .1999  X  16.67%         =    19.99%
Owner B  16.67%    +         .2000  X  16.67%         =    20.00%

    For purposes of any readjustment of the percentage interests or burdens of the Parties hereunder, whether as the result of allocation of a Relinquished Interest as aforesaid, or pursuant to any other provision of this agreement, fractions of a percentage shall be rounded off to two decimal places, and, if as a result of such rounding off the sum of the readjusted percentage interests or burdens, as the case may be, (i) should total less than one hundred percent, Operator's interest or burden, as the case may be, shall be increased to the extent necessary for such sum to equal one hundred percent; or (ii) should such sum total more than one hundred percent, Operator's interest or burden, as the case may be, shall be decreased to the extent necessary for such sum to equal one hundred percent. In Example A above the sum of the adjusted Participating Interests is 99.99%. In such case, operator's adjusted Participating Interest of 60.00% would be increased to 60.01% in order for the sum of the adjusted Participating Interests to total one hundred percent.

    9.02 READJUSTMENT OF INTERESTS WITH RESPECT TO THE DEVELOPMENT AND PRODUCTION PROGRAMS. Any Participating Interest owner electing pursuant to
Section 8.02 to participate in the Development and Production Programs at a Participating Interest lower than such owner's Participating Interest prior to such election, shall in its notice to Operator of such election declare the percentage constituting the lower Participating Interest at which such owner desires to participate (which percentage shall in no event be less than 10 percent), and, within 30 days after the date such notice is given, the percentage interest representing the difference between such owner's Participating Interest immediately prior to and immediately after such election (hereinafter referred to as the "Partial Relinquished Interest") shall be relinquished and assigned free and clear of all liens and encumbrances to the then remaining Participating Interest Owners as hereinafter in this Section 9.02 provided. The aforesaid relinquishment and assignment of the Partial Relinquished Interest shall be made to the then Remaining Participating Interest Owners in proportion to the ratio of their then Participating Interests as of the time immediately prior to such election.

    For example, assume that immediately prior to the election the Participating Interest of Operator is 50% and the Participating Interests of Participating Interest Owners A, B, and C is 16-2/3% each. Assume further that Owner C elects to participate in the Development Program at a Participating Interest of 10% rather than its then current Participating Interest of 16-2/3%. For such case the portion of the 6-2/3% Partial Relinquished Interest to be allocated to each of Operator, Owner A and Owner B would be calculated as follows:

EXAMPLE B:

         Participating
         Interest
         Immediately         Proportional Share       Adjusted
         Prior to            of Relinquished          Participating
Party    Relinquishment      Interest                 Interest
- -----    --------------      -------------------      -------------

Operator 50.00%    +         .6000  X  6.66%          =   54.00%
Owner A  16.66%    +         .1999  X  6.66%          =   17.99%
Owner B  16.66%    +         .1999  X  6.66%          =   17.99%
Owner C  16.66%    +                 NONE             =   10.00%

    9.03 MANDATORY SALE OF PARTICIPATING INTEREST. Should a Party elect pursuant to Section 8.02 to not participate in the Development and Production Programs, such Party shall within 30 days after giving appropriate notice of such election, sell, transfer and assign, all of its interest in and to the Joint Assets and this Agreement free and clear of all liens and encumbrances to the then remaining Participating Interest Owners for a total purchase price equal to the sum of (i) the total amount paid by such Party to lessor to acquire such Party's interest in the sulphur lease covering the Property, plus (ii) the sum of all expenditures made by such Party for Joint Operations on the Property. The portion of such purchase price to be paid by each of the then remaining Participating Interest Owners, and the portion of such Party's Participating Interest to be sold, transferred and assigned to each such remaining owner shall be allocated proportionately using the proportionate allocation methodology employed in Sections 9.01 and 9.02 above (with necessary changes in points and details).

                              X.  LIENS AND ENCUMBRANCES

    10.01 As security for the payment and performance of all obligations, liabilities and indebtedness of each Party hereto arising under or pursuant to this Agreement, up to the aggregate sum at any one time outstanding of $134,159,000 as to the operator, $57,500,000 as to IMC, and $38,341,000 as to
Felmont (the "Obligations"), each Party shall grant to the other Parties hereto a mortgage lien and pledge affecting such granting Party's interest in (i) the sulphur lease covering the Property, (ii) all corporeal movables placed on said lease, and (iii) all minerals produced from said lease together with all proceeds thereof. At the time of the execution and delivery of this Agreement, each party shall execute and deliver to the other Parties hereto the instruments necessary to create the aforementioned mortgage lien and pledge, conforming to the form and substance of that collateral mortgage and pledge, collateral mortgage note and collateral pledge agreement attached hereto as Attachment 1. Any Party may furnish substitute security which must be acceptable to all other Parties hereto. If such offered substitute security is not acceptable to all other Parties hereto, and such offering
Party is unable because of prior corporate contractual commitments to furnish the mortgage, note and pledge referred to above, then the other Parties shall have the right to purchase the non-performing Party's interest in the sulphur lease covering the Property at a price equal to that Party's share of the bid price and first annual rental of such lease. The right of the other Parties to purchase the interest in such lease from the nonperforming Party shall be in the proportions as their respective interests in such lease bear to the total of their interests in such lease, or in such other proportions as they may agree.

    10.02 Subject to Section 10.01 above, no Party shall encumber or cause or permit a lien to be placed upon such Party's interest in or under this Agreement or upon any of the Joint Assets without the prior written consent of the other Parties. Consent shall not be withheld if the purpose of the Party proposing the encumbrance is to obtain funds to carry out or maintain its position under this Agreement. If the other Parties do not give the Party proposing the encumbrance notice of their objections to the proposed encumbrance and request for consent within thirty (30) days following receipt of notice, the other Parties shall be deemed to have consented to it. No encumbrance made pursuant to this Article X shall impair or reduce the rights of any other Party in any way and all security interests created by such encumbrance shall be subordinate to all rights of the other Parties under this Agreement.

                                    XI.  INSURANCE

    11.01 Operator shall at all times while operations are conducted by it for the Joint Account on the Property and the Mine, carry, pay for and charge to the Joint Account such insurance in such amounts and covering such risks as Operator deems appropriate, as follows:

              (a)  WORKER'S COMPENSATION:

                   Such insurance shall be in full compliance with the law in the state where the work is to take place and shall contain a voluntary compensation endorsement and a waiver of subrogation as to Non-Operators. Where applicable, coverage shall also be provided to comply with the:

                   (i) U. S. Longshoremen's and Harbor Worker's Compensation Act, and the

                   (ii)  Outer Continental Shelf Lands Act.

              (b)  EMPLOYER'S LIABILITY:

                   Such insurance shall have a limit of liability of $1,000,000 per accident and shall be endorsed, where applicable, to provide:

                   (i) Maritime (Amendment to Coverage B), to include transportation, wages, maintenance and cure.

                   (ii) A claim "in rem" will be treated as a claim "in personam".

                   (iii) A waiver of subrogation as to Non-Operators.

              (c) No insurance other than as specified above shall be provided by the Operator. Operator may elect to self-insure as to the insurance specified above provided all Non-Operators consent in writing to such election.

              (d) Operator shall require contractors and subcontractors performing work for the Joint Account to provide such insurance as deemed reasonable by the Operator in relation to the work to be performed by said contractors or subcontractors.

              (e) All vessels owned or chartered by Operator shall be adequately covered by Hull and Protection and Indemnity Insurance.

              (f) Upon request, certificates of insurance evidencing the insurance obtained by operator hereunder shall be furnished to each Non-Operator and each Non-Operator shall furnish to Operator certificates of insurance evidencing the insurance obtained by Non-Operator in compliance with the provisions hereof.

    11.02 Unless otherwise agreed in writing, Operator and Non-Operator shall separately carry their own policies of the following insurance:

              (i) Control of Well Insurance in the minimum amount of $25,000,000 for the total loss.

              (ii) Where applicable, Blanket Charterers' Legal Liability and Cargo Legal Liability with a limit of liability of $500,000.

              (iii) Umbrella Liability Insurance in the amount of $25,000,000 excess of all primary limits.

              (iv) Above insurance coverages, including but not limited to any and all deductibles, self-insured retentions or primary layers, shall contain waivers of subrogation as to the Parties hereto.

    11.03 Notwithstanding anything contained in this Agreement to the contrary, those Parties participating in any operation on the Property or the Mine shall be responsible for all costs, liabilities, claims, damages and liens for loss or damage to property or personal injury or death, as well as pollution cost and damage, arising out of such operation in the proportion that such Parties participated in the operation including reclamation and abandonment costs that gave rise to such costs, liabilities, claims, damages and liens unless caused by the gross negligence or willful misconduct of any Party to this agreement, in which case such Party shall be liable therefor; provided, however, such participating Parties shall not be responsible or liable for any consequential loss or damage of the other Parties hereto, including but not limited to, inability to produce sulphur, loss of reserves, loss of production or loss of profits.

    11.04 Operator shall at any time requested furnish any Non-Operator with full information concerning the kind, character and amounts of insurance carried. Operator shall promptly notify Non-Operators of loss, damage or claim not covered by insurance carried by the Operator for the benefit of the Joint Account or individual Non-Operators.

    11.05 Operator shall not be liable for loss, damage or destruction to any property of Non-Operators in connection with operations hereunder for the Joint Account on the Property or the Mine, except those arising out of willful misconduct or gross negligence of Operator.

    11.06 Each Party, in proportion to its Participating Interest, or in the case of Joint Operations in which fewer than all the Parties participate, in proportion to such Party's Participating Interest shall be liable for any losses and expenses that exceed the amount collectable under the insurance carried by operator for the Joint Account (as set forth in Paragraph 11.01) on account of personal injury or death to any person in connection with Joint Operations hereunder; provided however, all Parties shall share in the loss to the extent of their respective Participating Interests unless such loss is caused by the gross negligence or willful misconduct of one of the Parties hereto; then in such event the loss shall be borne entirely by that Party.

    11.07 Subject to the other provisions of this Agreement, each Party shall indemnify and save harmless the other Parties hereto for claims and losses that exceed the amounts collectible under the insurance carried by Operator for the Joint Account (as set forth in Section 11-01), regardless of the negligent acts or omissions of Operator. Nothing contained in this Section 11.06 shall be deemed to release the Operator from its obligations under this Agreement.

    11.08 Liability for (1) damages to property of "third persons" (as used in this paragraph, the term "third persons" shall not include the employees, agents or representative of operator or any Non-Operator), (2) fines, penalties, damages, losses, etc., arising out of claims, either civil or criminal, public or private, relating to actual or alleged pollution of water, air, or the environment, or (3) injury to or death of third persons arising from operations on the Property or the Mine including the expenses incurred in defending claims or actions asserting liabilities of this character, shall be borne by the Parties in proportion to said Parties, respective Participating Interests, or in the case of Joint operations in which fewer than all the Parties participate, in proportion to such Party's Participating Interest except that when such damage is caused by the gross negligence or willful misconduct of Operator, then operator shall be responsible for such liability. In the event such damage is caused by one or more of the Non-Operators, then in that event, the liability for such damage shall be borne by the Non-Operator or Non-Operators responsible, except when a Non-Operator is expressly authorized to act for the Joint Account, then any such damage except that caused by the gross negligence or willful misconduct of such Non-Operator shall be borne by the Parties in proportion to their respective Participating Interests.

    11.09 In the event of a judgment against operator as the result of a personal injury, death and/or property loss or damage case arising out of operations hereunder and brought by a Non-Party or Non-Parties, which judgment includes a finding of gross negligence on the part of Operator, the court's finding of gross negligence shall not be binding for purposes of determining whether or not any Non-Operator is obligated hereunder to share the burdens of any such judgment unless the gross negligence was found to be attributable to an act or omission of an officer or director of Operator. In the event the gross negligence was found to be attributable to an act or omission of an employee of Operator other than an officer or director, the facts and circumstances giving rise to such judgment shall be submitted to a board of arbitration, as hereinafter provided, for an independent determination, in light of applicable law and generally accepted standards in the offshore mineral producing industry, of the degree of negligence exhibited by the Operator; provided, however, that the previous finding of gross negligence on the part of Operator shall not be admitted in evidence in such arbitration proceeding. For purposes of this
Section 11.09, operator shall, as soon as practicable following the judgment containing the gross negligence finding, give notice of submission to the Non-Operators, which notice shall name one arbitrator. The Non-Operators shall, within thirty (30) days after the date such notice is given, agree among themselves to the appointment of one arbitrator and give notice of such appointment to the Operator, failing in which the arbitrator shall be appointed by the then senior United States District Judge for the Eastern District of Louisiana. The two arbitrators so selected shall select a third arbitrator or umpire within twenty (20) days after the giving of notice of the appointment of the second arbitrator. Should the two arbitrators selected by Operator and the Non-Operators fail so to agree upon a third arbitrator or umpire, either Operator or the Non-Operators may upon ten (10) days' written notice to the other apply to the then senior United States District Judge for the Eastern District of Louisiana for the appointment of such third arbitrator or umpire. The arbitrators so appointed shall promptly hear and determine (after due notice of hearing and giving the parties a reasonable opportunity to be heard) the negligence issue submitted, and shall render their decision which shall be final and nonappealable and absolutely binding and conclusive upon Operator and Non-Operators. The expenses of the arbitrator selected by Operator shall be paid by Operator and the expenses of the arbitrator selected by the Non-Operators shall be paid by the Non-Operators. The expenses of the third arbitrator shall be borne one-half by Operator and one-half by the Non-Operators. Operator's attorney fees and expenses attributable to the arbitration shall be paid by Operator and Non-Operators' attorney fees and expenses attributable to the arbitration shall be paid by the Non-Operators.

                                 XII.  TAX ELECTIONS

    The Parties agree to make an election under Internal Revenue Code section 761(a) out of the provisions of subchapter K of the Internal Revenue Code of 1986. Further, the Parties agree to, take no action in contravention of this election including but not limited to entering into any agreement, contract, undertaking or any other act which would jeopardize the ability to make such election. The Parties also agree that, to the extent permissible under applicable law, their relationship shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

                             XIII.  CLAIMS AND LITIGATION

    13.01 All investigation, litigation and settlements in connection with the titles, claims and causes of action of every kind and joint rights and interests hereunder shall be carried on, conducted and defended for and on behalf of all Parties involved. Each Party shall notify the others of any process served upon it in any suit or claims hereunder. The Parties shall decide by a majority in interest whether the handling and defense of such suit or claim shall be handled by the attorneys of all Parties or by joint counsel selected by a majority in interest of the Parties. When such selection has not been made in time to permit preparation, filing, appearance or other representation in accordance with legal requirements, Operator is authorized to provide such legal services as in its discretion are necessary to preserve the rights of the Parties and shall charge the cost and expense of same to the Joint Account. If less than all Parties participate through their attorneys in such litigation, a reasonable charge for legal services provided by participating counsel shall be made to the Joint Account. If the attorneys of all Parties participate, no fee or expense for their services shall be charged to the Joint Account. The fee and expense of any joint counsel selected by a majority in interest shall be charged to the Joint Account.

    13.02 All settlements of all claims and suits shall be subject to the approval and agreement of the Policy Committee, except that operator may settle any claim under $100,000 without consulting or obtaining the approval of the Policy Committee, provided the payment is in complete settlement. Operator agrees to keep Non-Operators advised as to claims for which Non-Operators may be partly responsible hereunder. The amount of settlement shall be charged to the Joint Account.

    13.03 All references in this Article XIII to charges to the "Joint Account" shall refer to those cases in which all Parties participated in such operation, but in the case of an operation in which fewer than all of the Parties participated, the reference shall be to the participating Parties and shall apply in proportion to such Parties' interests in such operation.

                                  XIV.  COMPETITION

    With respect to any property rights outside of the Property, each Party shall have the free and unrestricted right, independently or in combination with others, to engage in and receive the full benefits of any and all business endeavors of any sort whatsoever, including but not limited to the acquisition of properties, interests, or rights in and the exploration for production and sale of sulphur whether or not competitive with the endeavors contemplated herein. Except as provided in this Article XIV or in Article XV below, it is expressly agreed that a Party shall not have any fiduciary obligation or other duty of whatsoever character to the other Parties that would prevent it from engaging in or enjoying the benefits of such competing endeavors or would require it to consult with or allow such other Parties to participate therein.

                           XV.  NO PARTITION OR OTHER USES

    Prior to the termination of this Agreement, a Party or its successors or assigns shall not (a) resort to any action to partition the Property and, to such extent, each Party waives the benefits of all laws authorizing such action; or (b) utilize or attempt to utilize all of any portion of the Property for uses or purposes other than those set forth in Article II of this Agreement without the prior written consent of the other Parties.

                            XVI.  SURRENDER OR ABANDONMENT

    The Parties shall not surrender or abandon any of the Property unless all Parties consent to the same in writing; provided, however, that such consent shall not unreasonably be withheld.


                 XVII.  ASSIGNMENT AND PREFERENTIAL RIGHT TO PURCHASE

    17.01 ASSIGNMENT. Except as provided in Section 17.02 below, and except as to the right of a Party to receive in kind and separately dispose of such Party's share of sulphur produced at the Mine as provided in Article XVIII hereof, no Party shall assign or transfer all or any part of its interest in the Property, the Joint Assets, this Agreement or any of its rights and interests hereunder to any party other than a Party or an Affiliate unless it shall have first offered to make such assignment to the other Parties pursuant to Section
17.03 below.


    17.02 EXEMPT TRANSFERS. Any Party may convey, assign or transfer all or any part of its interest in this Agreement the Property, and/or the Joint Assets, to an Affiliate, or to a successor by reason of sale of substantially all of a Party's assets, merger, consolidation or reorganization; provided, however, that the Affiliate, or successor shall in writing assume and agree to carry out all, or a corresponding portion, of the transferring Party's obligations arising under this Agreement.


    17.03     PREFERENTIAL RIGHT TO PURCHASE.

    A. PROCEDURE. If any Party receives from a person or entity, other than those described in Section 17.02 above, a bona fide offer to purchase or otherwise acquire all or any part of the offeree's interest in this Agreement, the Property, and/or the Joint Assets which the offeree is willing to accept, the offeree shall furnish in writing to the other Parties the complete terms of the offer; provided, however, if any part of the consideration offered is other than cash, in submitting such offer to the other Parties the offeree shall place a reasonable cash value on such non-cash part of the consideration and support such cash value with appropriate information and data upon which it is based. The other Parties shall have the right for a period of 30 days after receipt of the offer to elect in writing to purchase or otherwise acquire the same interest upon the same terms and conditions as the proposed offer, but with the right to pay the entire consideration in cash; provided, however, if a majority in interest of the other Parties do not agree that cash value of the non-cash part of the offer is reasonable, and the offeree and the other Parties are unable to agree within ten (10) days after the latest date on which any of the other Parties receive the offer (the "Receipt Date") , then both the offeree and the other Parties shall select a resident partner of one of the "Big Eight" accounting firms (if such parties are unable to agree on such a person within thirteen (13) days after Receipt Date, each side shall immediately designate such a partner and the two partners so designated shall within fifteen (15) days from Receipt Date select such a partner who shall act solely as hereinafter provided) furnish him with information, data and reasons supporting their respective cash values, and such partner, on or before twenty (20) days from Receipt Date, shall determine the reasonable cash value of the non-cash part of the consideration, which determination shall be final, unappealable, binding on all Parties and enforceable in a court of law, and shall be used in establishing the price at which the offeree may elect to reject the offer entirely and, if not, at which the other Parties shall elect to acquire or not acquire the interest offered. If the offer is not accepted by the other Parties, the offeree Party may sell or otherwise dispose of the interest described in the offer at the price and upon the terms and conditions of the proposed offer, provided (i) that all other Parties consent in writing to such sale or disposition (which consent shall not be unreasonably withheld), (ii) that the sale or other disposition is effectuated within 120 days after the other Party's right of election has expired, and (iii) that the transferee agrees in writing to assume all of the transferring Party's obligations and liabilities under this Agreement. After the 120 day period has expired, the provisions of this Section 17.03 shall again apply to the proposed offer for another 30 day period, if that offer is still effective. The failure of the other Parties to exercise their rights to acquire an interest under this Section 17.03 shall not be deemed to be a waiver of their rights under this Section 17.03 with respect to subsequent offers.


    B. APPLICATION GENERALLY. The preferential right to purchase and the procedures for implementing it set forth in Section 17.03A shall apply to all sales or other dispositions of all or any portion of a Party's interest in all or any portion of this Agreement, the Property, and/or the Joint Assets, regardless of whether other interests or assets of the offeree Party also are being sold or otherwise subjected to disposition. If the offeree Party is disposing of all or any portion of its interest in all or any portion of this Agreement, the Property, and/or the Joint Assets, together with other interests or assets held by the offeree Party, in its notice of offer to the other Parties, the offeree Party shall state the offered consideration for the interest in this Agreement, the Property, and/or the Joint Assets, as it is set forth in the offer, including offeree's determination of a reasonable cash value for any non-cash part of the consideration, and if it is not set forth in the offer separately from the consideration offered for the other interests or assets of the offeree Party that are the subject of the offer, the offer shall state the reasonable cash value of the offered price or consideration relating to the interest in this Agreement, the Property, and/or the Joint Assets. If the offeree and the other Parties cannot agree as to the reasonable cash value of the offered price or consideration relating to the interest in this Agreement, the Property, and/or the Joint Assets, such reasonable cash value and the rights of the Parties thereunder shall be established as between the offeree and the other Parties following the same procedures set out in this Section 17.03A for a determination of the reasonable cash value of the non-cash part of the consideration therein involved, however, the price so stated for the interest in this Agreement, the Property, and/or the Joint Assets, shall not exceed the fair market value of the same. The other Parties may elect, in the manner provided above in this Section 17.03, to accept the offer as to only the interest in this Agreement, the Property, and/or the Joint Assets, but shall have no right as to the other interests and assets described in the notice.

    C. APPLICATION TO OPERATOR'S INTEREST. In the event Operator should sell or otherwise dispose of a portion of its interest in all or any portion of this Agreement, the Property, and/or the Joint Assets, but retain its rights as Operator, Operator shall continue to be obligated to act as a reasonable and prudent Operator in the conduct of operations and the performance of its obligations hereunder. The provisions of this Article XVII shall not be construed to allow the sale or transfer of this operatorship of the Property separate and apart from its interest in the Property.

    17.04 TRANSFERRING PARTY NOT RELEASED FROM AGREEMENT. A transferring Party shall not be relieved of any of its obligations or liabilities (including but not limited to reclamation obligations owing to a landowner or governmental entity) under this Agreement existing at the time of transfer, unless the other Parties consent thereto in writing and the transferee agrees in writing to assume all of the transferring Party's obligations and liabilities under this Agreement.

    17.05 EVIDENCE OF CHANGE OF OWNERSHIP. No change in ownership of any interest in all or any portion of this Agreement, the Property, and/or the Joint Assets shall be binding upon the other Parties until a certified copy of all instruments executed and delivered in connection with the transfer or assignment shall have been delivered to the other Parties.

    17.06 AGENT OF ASSIGNEE CO-OWNERS. If, at any time the interest of any original Party to this Agreement is divided among and owned by two (2) or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such assignees' share of the Joint Expenses, and to deal generally with, and with power to bind, the assignees of such interest within the scope of operations embraced by this Agreement.

                          XVIII.  DISPOSITION OF PRODUCTION

    18.01 PARTICIPATING INTEREST OWNERS. Pursuant to the terms of the Operating Provisions and this Article XVIII, each Participating Interest Owner shall receive in kind and separately dispose of a portion of the sulphur produced at the Mine equal to its Participating Interest as of the time of commencement of Steaming Operations, exclusive of any sulphur which the lessor of the sulphur lease covering the Property should elect to take in kind and exclusive of any sulphur that may be unavoidably lost.

    Any extra expenditures (including but not limited to expenditures incurred in the construction, operation and maintenance of any and all facilities that may be necessary to receive, store and dispose of a Party's share of production) in excess of the cost of constructing, maintaining and operating the Joint Assets incurred by the reason of taking in kind or separate disposition by such Party of its proportionate share of the sulphur so produced shall be borne by that Party. It is the intent of the Parties that any sulphur mine constructed hereunder will include such facilities beyond the wellhead as are necessary to transport the sulphur production to a permanent short-term storage facility or other point from which separate delivery may be taken and to provide or construct such storage or other facility and its ancillary load-out facilities as may be necessary.

    18.02 ELECTION TO NOT RECEIVE AND NOT PAY. Each Party other than the Operator shall have the right, exercisable by notice to Operator within 15 days after its receipt from Operator of the Production Work Plan and Budget for the Budget Year covered by such Work Plan and Budget, to elect (i) not to receive such Party's share of sulphur produced at the Mine during such Budget Year, and
(ii) not to pay such Party's share of Joint Expenses for such Budget Year; provided, however, that such Party shall not have such right with respect to any Budget Year if the Work Plan and Budget for such Budget Year received from the operator indicates that the estimated total unit cost (less depreciation) per ton of sulphur to be produced at the Mine during such Budget Year exceeds the Tampa Posting as of the time such Work Plan and Budget is received by such Party from Operator; nor shall such party have such right if at the time of such election there remains to be produced less than thirty percent of the largest total of proven, recoverable reserves underlying the Property (such total being the same as reported to the Securities and Exchange Commission by Operator in its Form 10K). The term "Tampa Posting" as used herein shall mean the arithmetic average of the high and low contract price per ton of Frasch Sulfur FOB Tampa published in GREEN MARKETS FERTILIZER MARKET INTELLIGENCE WEEKLY, under the heading Green Markets Price-Scan U.S. Domestic Spot Quotes, for Contracts. If such Party makes such election, such Party shall forfeit its right to receive its share of sulphur produced at the Mine during such Budget Year and shall have no obligation to pay its share of Joint Expenses for such Budget Year except as hereinafter in this Section 18.02 provided. Such Party's share of Joint Expenses for such Budget Year shall be allocated proportionately to the other Parties using the proportionate allocation methodology employed in Sections 9.01 and
9.02 above (with necessary changes in points and details). If at the end of the Budget Year for which such Party made the election provided for by this Section 18.02, the Operator determines that the actual total unit cost (less depreciation) per ton to produce sulphur at the Mine during such year exceeds the time weighted per ton average price for such year based on prices reported to the Minerals Management Service for payment of royalties for such year (hereinafter referred to as the "Average Price") . then such Party shall pay to the Joint Account within 15 days after receipt of operator's invoice therefor, an amount calculated by (i) subtracting the "Average Price" per ton for such year from (ii) the actual total unit cost (less depreciation) per ton of sulphur produced at the Mine during such year, and (iii) multiplying the remainder by
(iv) the number of tons representing such Party's proportionate share of sulphur produced at the Mine during such year.

                                     IX.  DEFAULT

    In the event of any default by any Party or Operator in the performance of any of its obligations under this Agreement, other than payment of dollar amounts due Operator for the Joint Account, the non-defaulting Party or Parties shall give to the defaulting Party written notice of the default. If the default is not cured within 60 days after receipt of the notice, or if the defaulting Party has not within that time begun action to cure the same and does not thereafter diligently prosecute such action to completion, the non-defaulting Party or Parties may bring an action in a court of competent jurisdiction for any and all damages of whatsoever nature incurred by it as a result of the default. If the defaulting Party disagrees that a default occurred, it shall so advise the nondefaulting Party or Parties in writing within 30 days after receipt of the notice of default. The Parties shall attempt to resolve the dispute by mutual agreement, but if they are unable to do so within 60 days after the notice of default, the issue of default shall be submitted to a court of competent jurisdiction. The defaulting Party shall not be deemed to be in default unless it is so adjudged by such court and until all appeals from said decision have either been exhausted or waived. If the defaulting Party is found to be in default by the court, it shall have 60 days after the date on which all appeals have been exhausted or waived in which to either cure the default, begin action to diligently cure the same, or pay damages awarded by such court to the non-defaulting Party or Parties.

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

    If at any time during the Exploration and Development Programs, a Party which is a Participating Interest Owner at such time should default in making payments due Operator for the Joint Account, operator, in addition to any other rights and remedies it may have in law or at equity or pursuant to this Agreement, shall have the right, exercisable at any time after the expiration of the ninetieth (90th) day following such defaulting Party's receipt of Operator's written notice of such default, to give such defaulting Party a notice of forfeiture, upon receipt of which notice such defaulting Party shall, within 15 days of its receipt thereof, relinquish and assign all of such Party's interest in and to the Joint Assets and this Agreement, effective as of the date such notice is given, to the remaining other Participating Interest Owners and such defaulting Party shall be due no recompense whatsoever from such owners for such relinquishment and assignment. Such defaulting Party's unpaid share of the Joint Expenses prior to and after any such forfeiture, and such Party's forfeited interest shall be allocated proportionately to the then remaining other Participating Interest Owners by Operator using the same proportionate allocation methodology employed in Sections 9.01 and 9.02 above with respect to allocation of Relinquished Interests and Partial Relinquished Interests (with necessary changes in points and details) and such then remaining other owners shall have no right to decline such allocation and shall pay their respective proportionate shares of such unpaid share within 15 days of each such owner's receipt of operator's notice of such allocation and accompanying invoice. Should such a default by such a Party occur during the Production Program and remain uncured for a period of 365 consecutive days after Operator's notice of default, operator shall have the same right to effect forfeiture of such Party's interests as hereinabove provided in this paragraph with respect to default during the Exploration and Development Programs; provided, however, that in addition to such right to effect forfeiture, Operator shall have the right prior to such forfeiture, exercisable at the time notice of default is given to such Party, to sell such Party's share of sulphur produced during the period following Operator's notice of default for the purpose of applying the proceeds of such sale to such Party's unpaid share of the Joint Expenses during such period, and Operator shall have no obligation to account to any such Party for any of such proceeds so applied.

                                   XX.  TERMINATION

    20.01 EVENTS OF TERMINATION. This Agreement shall terminate upon the earlier to occur of the following:

              (a)  The mutual agreement of the Parties;

              (b) Such time as none of the Parties own jointly any interest in the Property;

              (c)  The fiftieth anniversary of the Effective Date.

    20.02     PROCEDURE.  Upon termination of this Agreement pursuant to (a) or
(c) or Section 20.01, the Parties shall satisfy all liabilities resulting from Joint operations, including but in no way limited to expenditures that Operator has firmly committed to make pursuant to an approved Work Plan and Budget, and shall sell or otherwise agree on the disposition of all Joint Assets other than the Property. All liabilities and expenses shall be several and not joint and shall be borne and paid by the Parties in proportion to their respective Participating Interests. The proceeds of sale shall be distributed to the Parties in proportion to their Participating Interests. At termination the Parties shall retain their undivided interests in the Property as joint owners, equal to their respective Participating Interests therein, and such undivided interests shall cease being subject to the terms and conditions of this Agreement. The Parties shall execute such assignments and cross-assignments as may be necessary to reflect their ownership of their undivided interests in the Property. Upon termination, the Policy Committee, or its appointee, shall have the right and authority to take all action necessary to wind up the activities being terminated and all costs and expenses so incurred by the Policy Committee, or its appointee, shall be expenses for the Joint Account. Termination of this Agreement shall not relieve any Party from any liability that has accrued or attached prior to the date of such termination.

    20.03 RECLAMATION AND ABANDONMENT SECURITY. Unless prior to the commencement of Steaming Operations the Parties agree to another procedure to be utilized for charging abandonment and reclamation costs to the Joint Account (examples of other possible procedures set forth hereinbelow), Operator shall charge each Non-Operator, in each monthly billing to such Non-Operator after Steaming Operations commence, an amount equal to such Non-

Operator's proportionate share of the total cost for abandonment and reclamation of the Property and Joint Assets (including costs required by government or other authority) apportioned ratably over the Operator's estimated life of commercially producible reserves at the Mine as such cost may be reasonably estimated by Operator and revised from time to time as operator shall deem necessary.

EXAMPLES:

    A. The Operator will charge the Joint Account monthly with a reasonably estimated cost for abandonment and reclamation, including costs required by government or other authority. In so doing receivable accounts for each Party will be debited for each Party's proportionate share of such charges and a reserve account will be credited for the total monthly charge. Each Non-Operator will post a bond with the Operator for its proportionate share of the total estimated abandonment and reclamation costs. As required, such bonds will be revised to reflect each Non-Operator's proportionate share of revised abandonment and reclamation costs. At the time abandonment and reclamation costs are incurred by the Operator, each Party will be billed its proportionate share of such costs. Cash remitted to the operator in payment of such billings will be applied against each Party's receivable account. At the end of the operating life of the Joint Operations, the difference between the total abandonment costs incurred and the total charges to the reserve account will be charged or credited to the reserve account of the Parties' receivable accounts in proportion to their respective interests.

    B. A reasonably estimated cost for abandonment and reclamation of the Joint Property, including costs required by government or other regulatory authority, will be provided for in the Joint Account and included in a reserve account. A charge for these estimated costs will be included by the Operator in each monthly billing to the Non-Operators. Interest will be earned on the total reserve account balance and credited to the Joint Account on a monthly basis based upon an interest rate to be agreed to by the Parties. At the end of the operating life of the Joint Operations, the difference between the total abandonment and reclamation costs incurred and the total charged to the reserve account will be charged or credited to the Joint Account.

                                    XXI.  NOTICES

    Any notice, election, payment or other correspondence required or permitted under this Agreement shall be made in writing and shall be sufficiently delivered if delivered personally to the Party to whom directed by courier or otherwise deposited in the United States certified or registered mail, sent by Western Union telegram or mailgram, or sent by telecopy if followed immediately by written Notice by U.S. certified or registered mail, with all necessary postage or charges fully prepaid, return receipt requested (or in the case of a telecopy, telegram or mailgram, confirmation of delivery), and addressed to the Party to whom directed at its below specified address, to wit:

    As to Freeport:

         Freeport Sulphur Company Division
         Freeport-McMoRan Resource Partners,
          Limited Partnership
         P. 0. Box 61520
         New Orleans, Louisiana 70161
         Attention: Mr. Robert W. Noel
         Telecopy: (504) 582-4064

    As to IMC:

         IMC Fertilizer, Inc.
         2315 Sanders Road
         Northbrook, Illinois 60062
         Attention: Corporate Secretary
         Telecopy: (312) 564-8600
         Telephone:(312) 564-8600

    As to Felmont:

         Felmont Oil Corporation
         350 Glenborough, Suite 300
         Houston, Texas 77067
         Attention: Vice President, Special Projects
         Telecopy: (713) 872-7838
         Telephone: (713) 872-9741

    Such notice, election, payment or other correspondence shall be deemed to have been properly given upon receipt by the Party to whom directed. A Party may change its address for the purpose of notices or communications under this Agreement by furnishing notice of the change to the other Parties in compliance with this Article XXI.

                                 XXII.  GOVERNING LAW

    Except with respect to issues relating to the title to the Property, this Agreement shall be construed and enforced in accordance with the laws of the State of Louisiana and the United States.

                                 XXIII.  CONSTRUCTION

    The headings used in this Agreement are for convenience only and shall not be taken or construed to define or limit any of the terms or provisions of this Agreement. Unless otherwise provided or unless the context shall otherwise require, words importing the singular shall include the plural, words importing the masculine gender shall include the feminine gender, and vice versa.

                                    XXIV.  WAIVER

    The failure or omission by either Party to enforce any provision of this Agreement shall not be considered to be a waiver of that provision or of the default of another Party of its obligations under that provision or under any other provision of this Agreement.

                                  XXV.  SEVERABILITY

    It is understood and agreed by the Parties that if any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or unenforceable or both, the Parties desire that the court of competent jurisdiction reform that part, term or provision in such a manner as to approximate the intent of the Parties as expressed in this Agreement, and the validity of the remaining portions or provisions shall not be affected.

                              XXVI.  FURTHER ASSURANCES

    The Parties shall execute such further agreements, conveyances and other documents as may be reasonably requested by any Party to effectuate the intent and any provisions of this Agreement.

                               XXVII.  CONFIDENTIALITY

    27.01 INFORMATION. Except as otherwise provided in this Agreement, all information obtained in connection with the performance of this Agreement shall be the exclusive property of the Parties and shall not be disclosed, whether by press release or otherwise, to third Parties other than Affiliates that have a bona fide need to be informed and that undertake to abide by this Article XXVII, without the prior written consent of the other Parties. Consent shall not be unreasonably withheld. Each Party shall be bound by the confidentiality provisions of this Article XXVII until the Property is surrendered pursuant to
Article XV above or until one year after termination of this Agreement, whichever occurs first.

    27.02 DISCLOSURE PURSUANT TO LAWS OR REGULATIONS. Nothing contained in this Article XXVII shall prohibit either Party from furnishing to any governmental agency to which it is subject, any information that it believes in good faith is required to be so furnished or required to be disclosed by pertinent law or regulation. A Party making such disclosure shall use its best efforts to restrict, to the full extent permitted by such law or regulation, its distribution.

    27.03 DISCLOSURE FOR PURPOSES OF SALE OR TRANSFER OF AN INTEREST. Nothing in this Article XXVII shall prohibit a Party from furnishing to any entity with which it is in good faith negotiating for the sale of its interest such information as may reasonably be required by such entity. The intended recipient of such information shall be required to give a written secrecy commitment that the information will not be disseminated to any persons other than those involved directly in the evaluation of the proposed acquisition and that the information will not be utilized for any purpose other than the evaluation of the proposed acquisition.

    27.04 PUBLIC ANNOUNCEMENTS. The Parties will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and none of them shall issue any such press release or make any such public statement prior to such consultation except, in the case of each Party, as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

    27.05 COPIES OF INFORMATION AND/OR RELEASES TO PARTIES. Complete copies of information disclosed and/or released pursuant to this Article XXVII shall be sent to each Party at the time of disclosure and/or release.

    27.06 FILING AND RECORDING. Notwithstanding anything contained to the contrary in this Article XXVII, the Policy Committee, with the consent of all Parties, shall cause to be recorded, in such manner and at such times and in such places, such instrument or instruments as, in the opinion of legal counsel, may be necessary to preserve the validity of the right of first refusal created by Section 17.03, or any other rights created under this Agreement.

                                  XXVIII.  INTEREST

    Notwithstanding anything to the contrary contained in this Agreement, no interest shall be payable pursuant to this Agreement at a rate or in an amount in excess of that allowed under applicable law.

                             XXIX.  LAWS AND REGULATIONS

    This Agreement shall be subject to all valid and applicable laws, rules and regulations.

                                XXX.  ENTIRE AGREEMENT

    This Agreement takes precedence over all correspondence and written or oral agreements among any two or more of the Parties prior to the Effective Date covering the subject matter of this Agreement and not specifically identified and incorporated in this Agreement. No agent or representative of any Party has authority to make, and the Parties shall not be bound by, or be liable for, any statement, representation, promises or agreement not specifically set forth in this Agreement. No changes, amendments or modifications of the terms of this Agreement shall be valid unless reduced to writing and signed by the Parties. The terms and provisions of this Agreement shall survive the execution and delivery of any and all instruments of assignment provided for in this Agreement.

                                   XXXI.  INUREMENT

    Subject to the provisions of Article XVII above, the terms, conditions, covenants and agreements contained in this Agreement shall extend to, be binding upon, and inure to the benefit of the successors and assigns of the Parties.

    EXECUTED as of the date first written above.

WITNESSES:                                      FREEPORT-MCMORAN RESOURCE
                                                PARTNERS, LIMITED PARTNERSHIP
/s/ John M. Ackerman
- ------------------------

/s/ Scarlett L. Navia                           By:  /s/ Robert B. Foster
- ------------------------                        ------------------------
                                                     Robert B. Foster, President
                                                     FREEPORT SULPHUR DIVISION


                                                IMC FERTILIZER, INC.
/s/ Denise H. Hieber
- ------------------------

/s/ Peter Aucoin                                By:  /s/ James L. Frye
- ------------------------                        -----------------------
                                                     James L. Frye, Vice
                                                     President, Special Projects
                                                     and Uranium Marketing


                                                FELMONT OIL CORPORATION
/s/ Arlene Murdock
- ------------------------

/s/ Leslie A. Thepocki                          By:  /s/ Leroy L. Wal
- ------------------------                        ---------------------
                                                     Leroy L. Wal
                                                     Vice President



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